Exhibit 99.1

Toys “R” Us - Delaware, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	October 28, 2006	January 28, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$157	$374
Accounts and other receivables	87	60
Merchandise inventories	2,131	1,175
Prepaid expenses and other current assets	31	33
Note receivable from affiliate	105	100
Current deferred tax assets	74	72

Total current assets	2,585	1,814

Property and equipment, net	1,667	1,798
Goodwill, net	359	359
Deferred tax assets	346	301
Restricted cash	16	17
Other assets	115	114

	$5,088	$4,403

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$934	$234
Accrued expenses and other current liabilities	464	282
Income taxes payable	50	75
Current deferred tax liabilities	35	35
Due to affiliates, net	92	874
Current portion of long-term debt	38	31

Total current liabilities	1,613	1,531

Long-term debt	2,518	1,823
Note payable to Parent	75	70
Deferred tax liabilities	589	586
Deferred rent liabilities	131	143
Other non-current liabilities	51	32
STOCKHOLDER’S EQUITY
Stockholder’s equity	111	218

	$5,088	$4,403

Toys “R” Us - Delaware, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	13 weeks ended October 28, 2006	39 weks ended October 28, 2006(b)
Net sales	$1,694	$5,028
Other revenues(a)	23	66

Total revenues	1,717	5,094
Cost of sales	1,131	3,311
Cost of other revenues(a)	10	15

Gross margin	576	1,768
Expenses:
Selling, general and administrative expenses(a)	588	1,641
Depreciation and amortization	50	179
Net gains on sales of properties	(80)	(80)
Restructuring and other charges	—	5

Total operating expenses	558	1,745

Operating earnings	18	23
Other (expense) income:
Interest expense (a)	(62)	(203)
Interest income(a)	6	15

Loss before income taxes	(38)	(165)
Income tax benefit	12	65

Net loss	$(26)	$(100)

(a)	Includes results from transactions with related parties.
(b)	Certain year-to-date amounts have been reclassified (as previously reported in the Condensed Consolidated Statement of Operations for the 26 weeks ended July 29, 2006) in the current quarter presentation. Such amounts are immaterial and primarily relate to the classification of royalty income and related costs.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In million)

	13 Weeks Ended	39 Weeks Ended
	October 28, 2006	October 28, 2006
Cash Flows from Operating Activities:
Net loss	$(26)	$(100)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	50	179
Amortization of debt issuance costs	13	28
Net gains on sales of properties	(80)	(80)
Deferred income taxes	(1)	(58)
Non-cash portion of restructuring and other charges	—	5
Other	—	3
Changes in operating assets and liabilities:
Accounts and other receivables	13	(26)
Merchandise inventories	(774)	(954)
Prepaid expenses and other assets	(6)	(10)
Accounts payable, accrued expenses and other liabilities	534	882
Due to affiliates, net	(55)	(779)
Income taxes payable	(7)	(26)
Other assets and liabilities	11	8

Net cash used in operating activities	(328)	(928)

Cash Flows from Investing Activities:
Capital expenditures	(53)	(111)
(Increase) decrease in restricted cash	(2)	1
Proceeds from sale of fixed assets and properties	160	170
Acquisition of minority interest in Toysrus.com	—	(6)

Net cash provided by investing activities	105	54

Cash Flows from Financing Activities:
Long-term debt borrowings	492	1,973
Long-term debt repayment	(258)	(1,297)
Capitalized debt issuance costs	—	(20)

Net cash provided by financing activities	234	656

Effect of exchange rate changes on cash and cash equivalents	(5)	1

Cash and cash equivalents:
Increase (decrease) during period	6	(217)
Cash and cash equivalents at beginning of period	151	374

Cash and cash equivalents at end of period	$157	$157